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                                                                     Exhibit 4.4
                                UNC INCORPORATED

                    CERTIFICATE OF THE DESIGNATION, POWERS,
            PREFERENCES AND RIGHTS OF THE SERIES C SENIOR CUMULATIVE
                                PREFERRED STOCK

                           PAR VALUE $1.00 PER SHARE

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


     The following resolutions were duly adopted by the Board of Directors of UNC Incorporated, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on September 29, 1995 at a meeting of the Board of Directors at which there was at all times present and acting a quorum of the Board of Directors of the Corporation:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of such Preferred Stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED:

          (1) Designation and Number of Shares.  The designation of said series
              --------------------------------
of Preferred Stock, par value $1.00 per share (the "Series Preferred Stock"), authorized by this resolution shall be "Series C Senior Cumulative Preferred Stock" (the "Series C Preferred Stock"). The number of shares of Series C Preferred Stock authorized hereby shall be 250,000 and no more, except as provided herein.

          (2) Rank.  The Series C Preferred Stock shall, with respect to
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dividend rights and rights on liquidation, winding up and dissolution, rank (a)
on a parity with the Series B Senior Cumulative Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and (b) prior to any other equity securities of the Corporation, whether currently authorized or
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hereafter created, including any other series of Series Preferred Stock and the
Common Stock, par value $.20 per share, of the Corporation (the "Common Stock", all of such equity securities of the Corporation to which the Series C Preferred Stock ranks prior, including any other series of Series Preferred Stock and the Common Stock, are referred to herein collectively as the "Junior Securities").

          (3) Dividends. (a) The holders of the shares of Series C Preferred
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Stock shall be entitled to receive, when and as declared by the Board of
Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of $8.50 per share in equal quarterly payments on the last business day of each calendar quarter (each of such dates being a "Dividend Payment Date"), commencing with the last day of the calendar quarter in which the shares of Series C Preferred Stock are issued, in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the date which is ten (10) business days prior to the Dividend Payment Date. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the Date of Issuance. Any dividend payments due with respect to the Series C Preferred Stock on any Dividend Payment Date shall be made in cash.

          (b) All dividends paid with respect to shares of Series C Preferred Stock pursuant to paragraph (3)(a) hereof shall be paid pro rata to the holders entitled thereto.

          (c) No full cash dividends shall be declared or paid or set apart for payment on the Series B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any cash dividends are not paid in full, as aforesaid, upon the shares of Series C Preferred Stock and Series B Preferred Stock, all cash dividends declared upon shares of Series C Preferred Stock and Series B Preferred Stock shall be declared pro rata so that the amount of cash dividends declared per share on the Series C Preferred Stock and Series B Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and Series B Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

          (d) (i) Whenever dividends or distributions payable on the Series C Preferred Stock as provided in this Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (A) declare or pay dividends, or make any other distributions, on any Junior Securities (either as to dividends or upon liquidation, dissolution or winding up); or

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               (B) redeem or purchase or otherwise acquire for consideration shares of any Junior Securities (either as to dividends or upon liquidation, dissolution or winding up), provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Securities in exchange for shares of any other Junior Securities.

          (ii) Subject to the foregoing provisions of this Section 3, the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of Series C Preferred Stock shall not be entitled to share therein.

          (4) Liquidation Preference.  (a)  In the event of any voluntary or
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involuntary liquidation, dissolution or winding up of the affairs of the
Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series C Preferred Stock and Series B Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock and Series B Preferred Stock are entitled were paid in full.

          (b) The liquidation payment with respect to each fractional share of Series C Preferred Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock.

          (c) For the purposes of this Section 4, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

          (5) Redemption.  (a) The Corporation at its option may redeem, to the
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extent funds are legally available therefor, the Series C Preferred Stock, at any time in whole or from time to time in part, at the per share redemption price equal to $100.00 plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest (the "Redemption Price").

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          (b) The Corporation shall not optionally redeem the Series B Preferred
Stock, in whole or in part, without first redeeming all outstanding shares of Series C Preferred Stock at the Redemption Price.

          (c) Unless the Corporation is prohibited by the terms of any Restrictive Agreement (as defined below) from redeeming any shares of Series C Preferred Stock, in the event of any Change in Control (as defined below) with respect to the Corporation, each holder of the Series C Preferred Stock may, from time to time, require the Corporation to, and the Corporation shall, redeem any number of the shares of Series C Preferred Stock held by it for the Redemption Price upon thirty (30) days prior written notice. "Restrictive Agreement" shall mean any agreement to which the Corporation is a party on the date hereof (including, as modified, amended, extended, refinanced or replaced) which by its terms restricts the Corporation's ability to (A) pay dividends in cash with respect to the Series C Preferred Stock or (B) redeem the Series C Preferred Stock, excluding any such agreement which has been substantially assigned to a party which is not a party thereto on the date hereof. "Change in Control" shall mean (A) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity, (B) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity, or (C) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (d) Shares of Series C Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Series Preferred Stock, undesignated as to series, and may be redesignated and reissued as part of any series of the Series Preferred Stock, par value $1.00 per share, of the Corporation; provided, however, that no such issued and reacquired shares of Series C Preferred Stock shall be reissued or sold as Series C Preferred Stock.

          (e) Notwithstanding the foregoing provisions of this Section 5, unless the full cumulative dividends on all outstanding shares of Series C Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire (except pursuant to Section 6 hereof) any shares of Series C Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series C Preferred

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Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

          (6) Procedure for Redemption.  (a)  In the event that fewer than all
              ------------------------
the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors.

          (b) In the event the Corporation shall redeem shares of Series C Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the date of redemption (the "Redemption Date"), to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to mail such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series C Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date.

          (c) Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price of the shares called for redemption) dividends on the shares of Series C Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series C Preferred Stock (unless reissued as a stock dividend on Series C Preferred Stock or Series B Preferred Stock), and all rights of the holders thereof as stockholders of the Corporation with respect to said shares (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (7) Voting Rights.  The holders of record of shares of Series C
              -------------
Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 7 or as otherwise provided by law.

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          (b) So long as any shares of Series C Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a class (i) create, authorize or issue any shares of any other class of senior or parity dividend stock or senior or parity liquidation stock or having class voting rights except as required by the Delaware General
Corporation Law or voting rights in excess of one vote per share, (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the Corporation's Certificate of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series C Preferred Stock, or (iii) declare any reverse stock dividend with respect to the Series C Preferred Stock or otherwise reduce the number of outstanding shares of Series C Preferred Stock other than pursuant to
Section 4 or 5 hereof; provided, however, that the approval of not less than two-thirds of the outstanding shares of Series C Preferred Stock, voting as a class, shall be required to amend, alter, or repeal any of the provisions of the Certificate of Incorporation of the Corporation that would adversely affect the dividend provisions, liquidation rights, conversion terms, or voting rights of the Series C Preferred Stock or the holders thereof.

          (c) A special meeting of holders of the Series C Preferred Stock (or a request for a vote by written consent without a meeting) to approve or disapprove any action of the Corporation on which the holders of the Series C Preferred Stock are entitled to vote as a separate class by law or pursuant to this Section 7 may be called by the Secretary of the Corporation or by the holder(s) of twenty-five percent (25%) or more of the outstanding shares of Series C Preferred Stock on written notice to the address of each holder thereof as it appears on the records of the Corporation deposited in the U.S. mail, all charges prepaid, at least ten (10) but no more than sixty (60) days prior to the applicable vote. The record date for determination of the holders of the Series C Preferred Stock entitled to vote by written consent or at a meeting shall be set by the Corporation's Board of Directors, and only holders who are holding of record on the stock book of the Corporation on that date will be entitled to participate in such vote. At any time at which any share of Series C Preferred Stock has been issued and is outstanding, no proposal for the Corporation to take any action described in this paragraph (b) shall be adopted, nor shall the Corporation be authorized to take any such action, unless the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock voting as a separate class vote in favor of such proposal.

          (d) Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each holder of the Series C Preferred Stock.

          (e) In exercising the voting rights set forth in this Section 7, each share of Series C Preferred Stock shall have one vote per share.

          (f) No consent of the holders of the Series C Preferred Stock, except to the extent such holders are entitled to vote together with the holders of the Series B Preferred Stock

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or Common Stock, shall be required for (i) the creation, authorization or issuance of any indebtedness of any kind of the Corporation, (ii) the creation, authorization or issuance of any other class of stock of the Corporation subordinate as to dividends and upon liquidation to the Series C Preferred Stock, or (iii) any increase or decrease in the amount of authorized Common Stock or Series B Preferred Stock or any increase, decrease or change in the par value thereof, and none of the foregoing shall be deemed to affect adversely the powers, special rights or preferences of holders of the Series C Preferred Stock.

     (8) Business Combinations.  In case the Corporation is a participant in a
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consolidation, merger or combination with another corporation (other than with a wholly-owned subsidiary of the Corporation and other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or in case of any sale or transfer of all or substantially all of the assets of the Corporation, as a result of which holders of the Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or any share exchange whereby the Common Stock is converted into other securities or property of the Corporation, then as a condition to the consummation of such transaction, lawful and adequate provision shall be made so that the holder of each share of Series C Preferred Stock then outstanding shall have the right, with respect to such shares of Series B Preferred Stock, to receive stock, other securities or property or assets (including cash) or any combination thereof, having a value equal to the product of (a) the quotient obtained by dividing
(x) $100 plus all accrued and unpaid dividends, whether or not declared, on the Series C Preferred Stock by (y) the then Existing Conversion Price for the
Series B Preferred Stock (as adjusted to give effect to such transaction), and
(b) the value of the stock, other securities, property and assets (including cash) which each holder of one share of Common Stock is entitled to receive upon such consolidation, merger, combination, sale or transfer, or exchange.

          IN WITNESS WHEREOF, UNC Incorporated has caused this certificate to be signed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this 5th day of October, 1995.

                                    UNC INCORPORATED



                                    By:
                                       --------------------------------
                                         Dan A. Colussy
                                         Chairman of the Board and
                                         Chief Executive Officer

ATTEST:


----------------------------
Secretary

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